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PROVINCE HEALTHCARE COMPANY

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     This filing relates to a planned combination of Province Healthcare Company (“Province Healthcare”) and LifePoint Hospitals, Inc. (“LifePoint Hospitals”) pursuant to the terms of an Agreement and Plan of Merger, dated as of August 15, 2004 (the “Merger Agreement”) by and among LifePoint Hospitals, Lakers Holding Corp., Lakers Acquisitions Corp., Pacers Acquisition Corp. and Province Healthcare, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 25, 2005 and Amendment No. 2 to Agreement and Plan of Merger dated as of March 15, 2005.

     The following is the transcript of the presentation made by Michael J. Culotta, the Chief Financial Officer of LifePoint Hospitals, at the SG Cowen & Co. 25th Annual Healthcare Conference on March 16, 2005. The presentation is being made available by LifePoint Hospitals on its website at www.lifepointhospitals.com.

******

     In connection with the proposed transaction, LifePoint Hospitals and Province Healthcare have filed with the Securities and Exchange Commission (“SEC”) a joint proxy statement/prospectus, as part of a Registration Statement on Form S-4, as amended, and other relevant materials. The definitive joint proxy statement/prospectus has been mailed to the stockholders of LifePoint Hospitals and Province Healthcare, and special meetings of each company’s stockholders will be held March 28, 2005. Investors and security holders are advised to read the joint proxy statement/prospectus and other relevant materials as they become available, as well as any amendments or supplements to those documents, because they will contain important information about LifePoint Hospitals, Province Healthcare and the proposed transaction. In addition, the joint proxy statement/prospectus and other relevant materials filed by LifePoint Hospitals or Province Healthcare with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by LifePoint Hospitals by contacting Investor Relations, LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee, 37027, Phone: (615) 372-8500 and by Province Healthcare by contacting Investor Relations, Province Healthcare Company, 105 Westwood Place, Suite 400, Brentwood, Tennessee, 37027, Phone: (615) 370-1377.

     LifePoint Hospitals and Province Healthcare, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from their respective stockholders with respect to the transactions contemplated by the Merger Agreement. Information about the directors and executive officers of LifePoint Hospitals, and their interests in the transactions contemplated by the Merger Agreement, including their ownership of LifePoint Hospitals common stock, is set forth in the proxy statement for LifePoint Hospitals’ 2004 annual meeting, which was filed with the SEC on April 28, 2004. Information about the directors and executive officers of Province Healthcare, and their interests in the transactions contemplated by the Merger Agreement, including their ownership of Province Healthcare common stock, is set forth in the proxy statement for Province Healthcare’s 2004 annual meeting, which was filed with the SEC on April 20, 2004. Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the joint proxy statement/prospectus and the other relevant documents filed with the SEC as they become available.

     This document may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such forward-looking statements, particularly those statements regarding the effects of the merger, reflect LifePoint Hospitals, Inc.’s and Province Healthcare Company’s current expectations and beliefs, are not guarantees of performance of LifePoint Hospitals or the newly formed combined entity and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those described in the forward-looking statements. For example, such risks, uncertainties, assumptions and other factors include, without limitation, the possibility that (1) the companies may be unable to obtain the required stockholder or regulatory approvals; (2) problems may arise in successfully integrating the businesses of the two companies; (3) the acquisition may involve unexpected costs; (4) the combined company may be unable to achieve cost-cutting synergies; (5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and (6) the combined company may be subject to future regulatory or legislative actions. For a further discussion of these and other risks, uncertainties, assumptions and other factors, see the joint proxy statement/prospectus and LifePoint Hospitals’ and Province Healthcare’s filings with the Securities and Exchange Commission. LifePoint Hospitals and Province Healthcare undertake no duty to update forward-looking statements.

Kemp Dolliver: Good morning. This is Kemp Dolliver at SG Cowen. Welcome to our 25th Annual Healthcare Conference. This is the LifePoint Hospital session and our speaker today is Mike Culotta who is Chief Financial Officer.

Mike?

Michael J. Culotta: Thank you. Thank you very much. We would like to thank you and all the folks at SG Cowen for having us here today and we’ll go through a couple of current events that have taken place recently, but again thanks — thank you Kemp very much and thank the folks at SG Cowen for being here.

Let’s give you a little bit of update of a little bit of what’s going on. You’ve probably seen a little bit of activity this morning relating to a couple of 8-K filings so just to give you a quick overview of where we are with the Province transaction. The Province transaction is still very, very much a go. Both parties are working very, very hard at this point to get this transaction completed as soon as possible. So we are working towards that event. The folks at Province are working very hard in working on their 10-K getting that all completed. We’re working very hard in getting this transaction closed.

The events that occurred a little bit just to give you a little bit of idea. We file an 8-K this morning which extended the Merger Agreement. The Merger Agreement technically if any of you have read it, it basically says it would go away at midnight on March 31st. So we needed to extend that just to make sure that if anything extended over March 31st that everybody was covered. Both Boards obviously had approved that extension. That was not any issue whatsoever with anything relating to either company. It was that was just the time it was originally sent back in the summer when we signed the agreement. So not a very significant there just to extend that to make sure all the legal paperwork was complete and was correct.

The other item as you may have seen Province filed an 8-K this morning or last night relating to just their extension. They’ve extended the deadline on their 10-K. You can do an automatic extension if you file a 12B-25. You just put the reasons for it and its basically for them to complete. If you read it it says to complete their 404 work which is the Sarbanes-Oxley work relating to managements assessments and then the auditors are fine on it. There is nothing in there at all that creates any problems, creates anything relating to the Merger Agreement. So no issues there. Just the timeframe to get that completed from that regard.

The other item is the financing is still very much a go. It’s on track. We’re having no issues whatsoever with the financing as you’ve seen in the most recent S-4. The folks that are involved with that at Citi and all everything has gone very, very positive throughout this whole process relating to finance and so again financing is very much on track on go. We have no issues relating to that. The shareholder vote is still set for March 28th, if I’m not mistaken that’s Monday new week — week after Monday. So that shareholder vote is still set for March 28th. For those of you who haven’t voted or on this webcast or listening to this webcast if you haven’t voted please do. Please get those in. If you haven’t received your Proxy solicitation relating to the shareholder vote, please either give ourselves a call or Province a call to get that information.

So our timeline roughly right now at the closing has just been pushed back a week or couple of weeks. We should close right around mid-April. So again, everything is a go. All it is right now is about timing and that’s all that’s taking place right now. You will probably see a pro forma shortly coming from us. You’ll see us file an 8-K obviously we have to update the pro forma’s for the 12-31 numbers and you will be seeing that also coming out again — last updates. The last pro forma’s that are out there are on the 9-30 numbers and we’ll be updating that pro forma as that takes place.

So again everything is on go. There are no issues out there. There are no negative issues whatsoever that would create a problem or that would cause us not to close. There’s nothing out there any way, shape or form.

Just to give you a couple of things. Ken Donahey is not here today along with Mr. Gracey because they are on some site visits. They are looking at the last couple of hospitals at Province. They’ve been all over the country visiting all their hospitals at the Province locations and it has gone extremely, extremely well. We are very, very pleased. Everything that they’ve seen as they’ve been out at the hospital level and so we really do believe this is a great opportunity for both companies — for both sets of shareholders and for both sets of employees with that.

Another current item about three weeks ago we held a week long conference. First two days were for the controllers and the CFO’s to go through the HCA system — our accounting policies. That went tremendously well that Monday and Tuesday and then on Wednesday, Thursday and Friday we brought in the CEO’s and the CNO’s from the Province Hospitals and from our own hospitals along with the CFO’s from our hospitals came on board for a really good camaraderie session for three days. They spent a lot of time with the folks and there’s so much positive coming from the field and the hospital level. We are very, very excited. I mean it’s just more and more as we see great opportunities for this transaction as it takes place.

So with that I’d like to go through a bit of the investor presentation. This has been updated. This is the first time this one has been shown. It is on our website but what we have done is we’ve actually updated it for the 12-31 numbers so you’ll see that. The last time we made a presentation it was with the 9-30 numbers.

So with that, I’ll just go through the legal information part and the forward-looking statements and then again you’ve heard this a lot and we’re going to continue saying this. The diversification here is tremendous from the standpoint, you’ll see that in the slide in a little bit, in terms of what the top ten hospitals meant to each company to what some of the significant states are — and for example for us it was Kentucky and Tennessee and you’ll see that drop tremendously as the portfolio grows and so we’re very, very pleased with the portfolios of both companies as we bring those together.

We are seeing some very good opportunities from synergies standpoint. Again as we continue to get involved and talk about the Health Trust Purchase Group we are owner of HPG. In terms of the opportunities there for us. We also from the standpoint — remember we’ve got two corporate offices. We’re only located three blocks away. Everything’s going tremendously well from the standpoint of being able to get people moved over to our offices.

Also, from the standpoint of being able to even sub-lease some of the space over there. So again, things are going very, very well as we continue to look as we transition everybody over to our hospitals.

The one thing we did tell you the last time we spoke was we talked about the number of hospitals. We are going to be converting our hospitals to the HCA system — the Province hospitals. That will probably take about 2-1/2 to 3 years. Just to give you an idea it takes for a full conversion with the Meditech which is the clinical side takes about 12-15,000 man hours to convert. To convert just the accounting side it takes about 3,000 hours and your thinking about okay what’s the difference. Don’t forget the Meditech system, the clinical side is reaching every single person in the hospital. That means it’s hitting every nerve. It’s hitting materials managements. It’s hitting pharmacy. It’s hitting the doctors.

So again the training — the differential and the training that you see between that which would bring great benefits from that standpoint is having that information in front of you and being able to manage your business with the HCA systems is really what’s helped us tremendously over the years, having that information to manage is very important to us.

Again this is the map — again the green is Province. The mustard looking color. I think it’s suppose to be yellow but it looks mustard is our LifePoint hospitals where we are and then the overlaps states and I just want to talk about the overlap states.

There’s Selma, Alabama Vaughan Medical Center here is not close to any of the existing LifePoint hospitals. In Louisiana there are three that are very close together — Ville Platte, Eunice and Opelousas — the hospital in Opelousas, Louisiana. So again those are very close — within very close parishes. Those are counties in Louisiana from each other but nothing else is really that close when you take a look at bringing everything together.

Again we talked about reducing financial dependency on any one hospital. You can see a little difference here from the standpoint of the two companies and just key in on this a little bit as you see the average revenue little larger size from the Province perspective and even when we did demographics which we don’t have up here is actually the median household income in LifePoint hospitals is about $33,000 and Province they’re close to $40,000, as I remember. So there is a difference.

The average median household income I remember in the U.S. is something between $49,000 and $52,000 somewhere around there if I can remember off the top of my head relating to that. So you can see that from the standpoint of exactly the largest ten hospitals only represent now 45 percent of the revenues compared to when you take a look at the two companies and how significant they are within each company. So again the diversification of the spreading of the risks, so to speak.

Again as we met with everyone is — this is very interesting over one of the days we actually setup rooms where everyone went through one of the high fives and what we did was talked about the culture as we met with the CEO’s and CNO’s and CFO’s and talked about how much our cultures were exactly the same and that really helps tremendously having noting the cultures are the same in terms of what we’re trying to do with the volume of healthcare, attracting physicians. Putting CapEx back into the hospitals. So it’s a very, very similar cultures.

This was the slide that I mentioned to you that we did update since the last quarter so you can see a difference of 400 basis points in terms of margins. We strongly believe we can get the Province hospitals up to our margins.

We continue to believe there continues to be room for expansion within our existing hospital base and you’ll continue to see that and we see some great improvements. There’s no reason in the world why we cannot be getting those margins up.

We talk about synergies and we talk about the synergies that you see in the pro forma’s predominately are corporate synergies, but this is an area that it’s very difficult to pro forma in this, but this is the area that really is the greatest upside potential right there when you take a look at the margin improvements and the possibilities there and we’ll go through a couple of examples relating to that.

This information is required by SEC because if you ever say anything relating to EBITDA or adjusted EBITDA you’re suppose to show reconciliation so that’s what all these were so I will go through them very quickly and you’ll have an opportunity to flip through that on the website.

Here is the breakdown of the pie charts and this is what’s very interesting. They’re very, very similar — very similar in nature when you take a look at the Medicare, the commercial, the self-pay is a little bit higher with Providence and ours is a little bit higher in the Medicaid area.

So again you can see some very interesting things there. We work with external companies to actually help us from the standpoint, if people can apply for Medicaid and get on the rolls, believe it or not there’s an opportunity — you go from collecting maybe an average of nine — ten cents on a dollar to depending on the state maybe 25 — 23 to 26 percent I think is roughly Tennessee to as high as 93 percent in Utah.

So as you can see there is some opportunities there that could be a shift here and again that would be an increase in cash flow from that perspective. So again good opportunities there.

This was 2003 we just showed a couple of years on that. Again, we talked a little bit about the synergies. From a cash perspective this is probably going to be more of a hit to earnings is the retirement plan. As you all know we’re in ESOP and what we would be doing there is we would be allocating more shares going forward. We’ve mentioned that most recently on our conference call. They contribute to a 401K. Basically as people contribute it’s about $3.2 million cash so that cash savings would be offset by additional expense that we’re going to have with the ESOP. Again, all of our employees or shareholders of our company.

Continuation of physician recruiting. Again, as you go through a little bit of different things it’s very interesting to note a little bit of the different philosophies. For example, they were a little bit more centralized in physician recruiting. We’re a little bit more back at the hospital level in physician recruiting and what we found is you’ve really got to recruit at the hospital level. That’s where people are going to be living. That’s who there’re going to be working with day to day and that really makes a whole lot of sense.

Now lets flip flop it. They were more decentralized in managed care. We’re a little bit more centralized. We have a couple of folks in our office who came from a managed care environment. So they work very well with the CEO’s and a matter of fact it’s one of the things that was brought up during the meeting that we had once we can close this transaction this is an area that we can’t really get involved with just yet until we close the transaction, but this is an area where their folks were really looking forward to having the people that we have at corporate. Paul Scalisi who does a majority of that does a great job in terms of relating to negotiating managed care contracts and as a matter of fact he’s from Boston. So he’s very good at what he does.

The group purchasing we talked about. We are an owner. The information that we gave in the S-4 pro forma’s. That was run for us by HPG. It was run for us in early fall. It was really before Las Cruses came on board. We’ve asked them to rerun it to see what that savings would be. We haven’t heard back yet from the standpoint, but that was $1.4 million at that point in time in the fall looking back twelve months and again they didn’t have Las Cruses and they didn’t have Coastal Carolinas in there so there should be a little bit more upside flavor there.

The development opportunities again we’re stating to see is a bigger company opportunities on the horizon there and we will continue to develop. We’re definitely looking at hospitals to acquire from that standpoint.

Let’s flip again on the key credit strengths and again we’ve had some great meetings with the credit agencies both S&P and Moody’s. We can’t mention to you their preliminary credit assessment. That’s obviously confidential. We’ll be going back to them. They’re getting information next weeks so they’ll be updating that to us as we’ll find out more and we’re going to be working with them next week updating all that information.

So again very — this is a — one thing I want to note here is a very positive cash flow business and we are doing — both parties are doing very well from that standpoint. You’ll probably see a little bit of changes in the debt structure only because of, obviously a few months have gone by you’re sitting there with some cash and we can’t — historically what we’ve done is either paid down debt if there wasn’t a major acquisition on the horizon, we’d go out and either buy bonds or converts on the open market so we’re sitting roughly with about $50 million of cash on our balance sheet that we really can’t do anything with. They’ve got a credit facility that they can be paying down. So again some good opportunities there as we look at the financing but you can really see the business doing very well in cash flowing.

Favorable regulatory environment I really want to get into a little bit and we discussed this. We did very well with the Medicare Drug bill predominately in a disproportionate share. If you look at our 10-K you’ll actually see that in the second, third and fourth quarters — the increases in DISH that our hospitals got. So some very positive things in the Medicare front that we historically see.

Medicaid — everybody talks about Medicaid and the more important thing about Medicaid is not so much the rate increases or rate decreases, it’s the roll count really is the interesting part. So again as we told you about the table before if you can use an outside service if they can help those people apply for Medicaid and get on the rolls that helps you from that standpoint in terms of cash flow — in terms of better collections relating to that.

We are also see more and more opportunities now with hospitals being for sale and the reason is we’re starting to see more and more communities that are saying wait a minute, we don’t need to own a hospital. We would be better off with a not-for-profit fund so to speak that we can help contribute to the community — that we can help the economic environments of our communities. So we’re starting to see a little bit more and more of that starting to take place in terms of opportunities for hospitals and predominately larger size hospitals in the $40 plus million range. So you’ll be seeing a number of that over the next few years taking place.

We talked about a couple of these. We talked about the first two items already which was the managed care contracting of physician recruiting. The CapEx focus. We are extremely focused on CapEx. We’ve always been asked this question as we call it our CAMS which is our Capital Asset Management System. We review every asset addition greater than $500,000 whether that’s a debt extension, construction project, piece of equipment, whatever and we actually to it and do internal rate of returns on it and actually see what does that do to our financial statements, what impact does it have from an EPS and yes there are projects we’ve said no to. If it doesn’t make sense we’re going to say yes to it but I want to say this very, very important. We put back a lot of money back into communities. That first dollar going back to our communities that’s a market we know and so our returns within that are very, very good from that regard. You’ll start seeing us buy more and more equipment as we’ve been around some of the Province hospitals we see some great opportunities there to increase that revenue cycle.

Quality resource management. Again both companies focused in that area. We will continue to be focused in on that area. As you know we are under a Corporate Integrity Agreement. We have since we spun out with HCA. That goes away at the end of 12/31/05 so this is our last year under the Corporate Integrity Agreement but that is still very important to us from the standpoint of making sure the quality’s out there in terms of coding et cetera. So we’ll be very, very focused on that. Both companies we’re very focused on quality. Both companies we’re very, very focused on ethics - on high ethics within that.

Supply management we already talked about. Discretionary expense management. A little bit in this area talking about for example we have a GE contract that does all of our maintenance for all of our hospitals so we’re able to negotiate that contract. They work hospital by hospital relating to that. So as we get into those other operating expenses we’ll see more and more opportunities there for improvement. They were very big into — with medical office buildings they were big into using developers. We are not. We are very big into doing it ourselves and having it on our balance sheet because basically when you use developers you usually pay for this thing about three times over as most of you know because they’ve got to make a profit there. So having it on your balance sheet we believe makes a whole lot more sense. So as we get into some of that areas will be great and that gets into the last component piece there.

CapEx. This just gives you a little bit of the history of the companies in terms of the CapEx focus that’s been taking place in that regard. Some of the large CapEx projects going forward that we’ve discussed just a little bit you know Fort Mohave is under construction. That is a hospital near - their Needles hospital. That should be completed late summer, early fall. That’s a larger construction project.

Eunice, Louisiana is a replacement facility. That’s technically an operating lease. The way that agreement worked that Province had with the community there was once the EBITDA and revenue hit a certain target then Province was required to construct a new facility so what will happen is that the old operating lease goes away and they will own the Eunice facility. So that’s what’s taking place there in terms of the large construction project.

We are still in the middle of a very large construction project at Lake Cumberland totaling about $35 million. Most of that was in ‘04. You’ll still see a runoff of about $20-$25 million taking place in ‘05. So those are some of the larger construction projects that are out there.

And again, we’ll give you a little bit of deal and you can see this. We’ve talked about this earlier but this is very important for us to own our own MOB’s so you can see what we’ve done there in terms of the construction.

Physician recruitment. We did update this from the information we received. Again, this is very, very key. You all know it, Kemp knows it — in the rule environment this is a very, very key — very, very key statistic. It is what are you recruiting? What are you retaining?

What types of them are you recruiting where roughly both of us are right around 60 percent specialists, 40 percent primary you know and again you’re looking at orthopedics, cardiology, urologists, et cetera as we get involved and you expand those services. That’s really key. Remember our communities, in terms of growth rates, are below the U.S. average in your smaller rural communities so your growth rate is not going to nearly be like a Boston or an Atlanta anything of that nature. So we are a little bit below that so a lot of your growth is really coming from keeping those services within that community.

Little bit here from the standpoint of what you see. This is Las Cruses. This has been a jewel. This thing has done better than — I think the folks at Province thought it would do and it’s done a lot better than we ever thought it would so we’re very, very pleased and continue to see a lot of great things out of this hospital.

I know on their conference calls they talk a lot about Las Cruses. This was a great asset addition for Province. One of the earlier days when we made the announcement people couldn’t quite understand but this was one of the items that we saw that was that hidden jewel that was in nobody’s forecast and so that was one of the items as we were doing our due diligence this summer that we looked very heavily at.

Coastal Carolinas is updated. We’ll update a picture. This is still a draft drawing. It is now obviously open and as a matter of fact I just heard the other day that the physician recruiting and the physician space they need to add another medical office building to this location. It’s a great location. It’s right off the interstate as you’re heading to Hilton Head.

Fort Mohave as we said will open the latter part of this year and again what’s going to happen with this one is Needles is a — there’s a hospital in Needles right now. Province will be applying or we will be applying once we close to make sure that that turns into a critical access hospital. So a lot of the patients will be going over to this hospital which is across the river. This one’s in Arizona — Needles is in California.

And again the post-closing operations to do list we are meeting — our transition team meets every week and when they meet they meet all day long or for two straight days talking about everything you can imagine from IS to what kind of benefits we’re going to be doing. So again the transition teams we’re meeting very heavily from internally with us in terms of how we’re going to take place. What’s going to take place. We’ve got a full schedule as hospitals convert to the IS system and again just getting more and more involved as we get closer and closer to that close.

Most of the divisional presidents have been out to most of their hospitals. The new divisions that are going to take place so everybody is really starting to get focused and get involved. Again there’re a separate company. We can’t make decisions but again we’re starting to get out there more and more obviously a lot more now meeting with the community and the hospital leadership teams and making sure everybody understands the culture. What’s expected and how we’re going forward. So again things are going great.

Again the 8K’s today are not that big of a deal. Not that much of a setback. Week or two weeks. Nothing to be at all concerned about at this point in time.

I think with that I think I have about a few more minutes.

Is that what I’m suppose to do? Okay.

Yes sir?

Unidentified Audience Member: [inaudible — microphone inaccessible]

Michael J. Culotta: The pricing period is — that’s a great question. I’m going to repeat your question because we’re webcast and the question was is does that change the pricing period. The way the pricing period works in the merger agreement it starts 23 days from close and it runs for 20 days and it’s weighted by share trades.

So in other words it’s not the closing price. It’s weighted throughout that entire 20 day timeframe. So each day doesn’t stand alone. You’d accumulate all those trades during that 20 day timeframe. As far as the options outstanding because we’re going to cash those out you would take whatever that conversion is for that 20 day and the day before that would be the price of the stock from the day before using the same conversion rate and that’s how that works.

You won’t see big bucks there. As we’re looking closer and closer to the sources and uses and as we’re getting closer and closer to close as we mentioned before there’s been debt pay downs. As a matter of fact some of — there’s been a lot of exercising of options so there’s less cash relating to that. So as we get closer and closer to that, but yes it will — it starts within that 23 day timeframe and it runs for 20 days. It stops three days before and I should point out those are trading days.

Unidentified Audience Member: [inaudible — microphone inaccessible]

Michael J. Culotta: Yes. See it’s all based on closing. So whatever the closing date it just - yeah, yeah. It just moves depending on if it closes on the seventh and it will be those 23 days before. If it closes on the eighth it will be those — you know it just moves as the days moves.

Yes sir?

Unidentified Audience Member: [inaudible — microphone inaccessible]

Michael J. Culotta: Not really. We don’t talk about any-we don’t talk about any acquisitions until they become probable. (inaudible) talk about that.

Unidentified Audience Member: [inaudible — microphone inaccessible]

Michael J. Culotta: I don’t know anything. I don’t know anything.

Yes ma’am.

Unidentified Audience Member: [inaudible — microphone inaccessible]

Michael J. Culotta: Yes, those were Greenfield’s. The question was do we plan to do any additional Greenfield’s or acquisitions? Province’s two Greenfield’s were the Coastal Carolinas — Coastal Carolinas was a true Greenfield in terms of — there was really no hospital there. Fort Mohave may be a little different in that they had Needles there and they were really — they had built - actually built an MOB. It’s sort of like an extension clinic and outsourcing kind of thing over in the Fort Mohave area.

So even though it’s a Greenfield it’s sort of is and sort of isn’t if you get my drift there. I mean it was already a market that was there and — a growing market so it made a lot of sense.

Now let’s go to answer your question. Predominately you’ll see us making acquisitions of existing facilities to the extent we’re now a larger company we shied away from it because of Greenfield the one thing about them is their first four or five months or so you do not make money. I mean you know when you open up a hospital you’ve been fully staffed for a good month to two months and that’s all expense. That’s not a capitalizable item. So we historically shied away from it but you will see us if we find opportunities yes we would do it if they’re the right opportunities. But we’ve been approached a couple of times. We sort of shied away from it but if we get approached now we’d probably won’t shy away from it as much.

Yes sir?

Unidentified Audience Member: [inaudible — microphone inaccessible]

Michael J. Culotta: You know that’s something I’m not sure where — I thought the courts were still hearing that so as far as that I’m not sure where that one stands.

Anything else?

Okay. Kemp, again thank you and the folks at SG Cowen very, very much for being here.

Thank you all.